Fund Name	MassMutual Select BlackRock Global Allocation
Series Number	(Series 42)
Name of Affiliate member of underwriting or selling syndicate	PNC Capital Markets LLC

(A) if part of an issue registered under the Securities Act of 1933 that is being offered to the public,	Yes
(B) part of an issue of governmental securities, as defined in section 2(a)(16) of the Investment Company Act of 1940,
(C) if Eligible Municipal Securities,
(D) if Securities sold in an Eligible Foreign Offering,
(E) if Securities sold in an Eligible Rule 144A Offering

Issuer/Name of Security	Bank of America Corp
Description of Security	Corporate Bond

Date Purchased	10/4/2012

Underwriter(s) from whom purchased	Merrill Lynch, Pierce, Fenner & Smith

Syndicate Member(s)	Merrill Lynch, Pierce, Fenner & Smith Incorporated
Banca IMI S.p.A.
BMO Capital Markets Corp.
ING Financial Markets LLC
Mizuho Securities USA Inc.
PNC Capital Markets LLC
RBS Securities Inc.
Santander Investment Securities Inc.
Scotia Capital (USA) Inc.
Standard Chartered Bank
UBS Securities LLC
CastleOak Securities, L.P.
Mischler Financial Group, Inc.

Aggregate Principal amount or Number of Shares	$779,000
Aggregate Purchase Price	$778,611
Aggregate principal amount of such class of securities being offered	$1,749,125,000

Purchase Price per Unit	$99.95

Date First Offered:	10/4/2012
Price paid by each other purchaser in the offering or in any concurrent offering prior to close of first full business day on which sales are made.	$99.95
Commission, spread or profit (%)	0.25%

The advisor/sub advisor certifies that the following information contained herein is complete and accurate and the following conditions have been satisfied:
The purchase price did not exceed the price paid by each other purchaser in the offering or in any concurrent offering prior to close of first full business day on which sales are made.
The underwriting was a Firm Commitment Underwriting:
The commission, spread, or profit was reasonable and fair in relation to that being received by others for underwriting similar securities during the same period
For securities that are not municipal securities - The issuer has been in continuous operation for not less than three years, including the operations of any predecessors.

For municipal securities only - The issue of securities has received an investment grade rating from a NRSRO  or, if the issuer or entity supplying the revenues from which the issue is to be paid has been in operation less than three years (including the

The amount of such securities purchased by all of the investment companies advised by the advisor and the relevant sub-advisor(s) to the Fund purchasing such securities did not exceed 25% of  (X) or (Y).

No Affiliated Underwriter was a direct or indirect participant in the sale.
Each transaction specified in this report has been effected in compliance with SEC Rule 10f-3.